Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jones Lang LaSalle Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 333-110366, 333-117024, 333,42193, 333-133887, 333-69810, 333-50720, and 333-73860) on Form S-8 and (Nos. 333-70969, 333-153029, and 333-159854) on Form S-3 of Jones Lang LaSalle Incorporated of our reports dated February 26, 2010, with respect to the consolidated balance sheets of Jones Lang LaSalle Incorporated and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Jones Lang LaSalle Incorporated.

/s/ KPMG LLP

Chicago, Illinois

February 26, 2010